Exhibit 3.3

CERTIFICATE OF MERGER OF

WP ROCKET MERGER SUB, INC.

WITH AND INTO

RURAL/METRO CORPORATION

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned Rural/Metro Corporation, a Delaware corporation (the “Company”), hereby certifies the following information relating to the merger of WP Rocket Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company continuing as the surviving corporation (the “Merger”):

FIRST:                   The name and state of incorporation of each of the constituent corporations in the Merger are as follows:

Name	State of Incorporation

Rural/Metro Corporation	Delaware
WP Rocket Merger Sub, Inc.	Delaware

SECOND:             The Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 28, 2011, as it may be amended from time to time, by and among WP Rocket Holdings Inc., a Delaware corporation (formerly known as WP Rocket Holdings LLC, a Delaware limited liability company), the Company and Merger Sub, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL, and with respect to Merger Sub, Section 228 of the DGCL.

THIRD:                 The surviving corporation of the Merger shall be Rural/Metro Corporation (the “Surviving Corporation”).

FOURTH:              As of the effective time of the Merger, the Certificate of Incorporation of the Company, as in effect immediately prior to the Merger, shall be amended and restated to read in its entirety as set forth in Annex A attached hereto, and so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

FIFTH:                   The executed Merger Agreement is on file at the principal office of the Surviving Corporation located at 9221 East Via de Ventura, Scottsdale, AZ 85258.

SIXTH:                  A copy of the Merger Agreement will be furnished by the Surviving Corporation upon request, without cost, to any stockholder of either of the constituent corporations.

SEVENTH:           The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, as the Surviving Corporation, has caused this Certificate of Merger to be executed on the 30th day of June, 2011.

RURAL/METRO CORPORATION

By:	/s/ Michael P. DiMino
Name: Michael P. DiMino
Title: President and Chief Executive Officer

[Signature Page to Certificate of Merger]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RURAL/METRO CORPORATION

FIRST:                The name of the Corporation is Rural/Metro Corporation.

SECOND:           The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at that address is Corporation Service Company.

THIRD:               The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:           The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of stock.  Nine hundred (900) shares shall be designated common stock (the “Common Stock”).  One hundred (100) shares shall be designated preferred stock (the “Preferred Stock”), all of which are presently undesignated to a series.  The Board of Directors of the corporation (the “Board of Directors”) is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto; including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation. Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.01.

FIFTH:                [Reserved]

SIXTH:               The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)        The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws.  Election of directors need not be by ballot unless the by-laws so provide.

(2)        The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3)        The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)        In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH:         The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH:            Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the

Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:              The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TENTH:              The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.